UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2017

GRAHAM HOLDINGS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-6714	53-0182885
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 North 17th Street, Arlington, Virginia	22209
(Address of principal executive offices)	(Zip Code)

(703) 345-6300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Subject to approval from the Board of Trustees of Purdue University (“Purdue”) at a Board of Trustees meeting to be held today, Kaplan Higher Education LLC and Iowa College Acquisition, LLC (collectively, “Kaplan”), subsidiaries of Graham Holdings Company, intend to enter into a Contribution and Transfer Agreement (“Transfer Agreement”) to contribute the institutional assets and operations of Kaplan University (“KU”) to a new, nonprofit, public-benefit corporation (“New University”) affiliated with Purdue in exchange for a Transition and Operations Support Agreement (“TOSA”) to provide key non-academic operations support to New University for an initial term of 30 years with a buy-out option after six years.

Subject to the terms and conditions of the Transfer Agreement, KU, which specializes in online education and is accredited by the Higher Learning Commission of the North Central Association of Colleges and Schools (“HLC”), will transfer certain assets of its Title IV-authorized and accredited academic institution to New University.  New University will operate as a new Indiana public university, as authorized by the Indiana legislature, affiliated with Purdue University and focused on expanding access to education for non-traditional adult learners.

New University will initially consist of the seven schools and colleges that now comprise KU (excluding the Kaplan University School of Professional and Continuing Education (“KU-PACE”)), which together offer more than 100 diploma, certificate, associate, bachelor, masters and doctoral degree programs, as well as 15 campus and learning center locations.  Current online and campus KU students, approximately 32,000, will transfer to New University.  Current full-time and adjunct faculty and staff at KU, approximately 3,000 employees, will also transfer to New University.  New University will be governed by its own board of trustees that will fully control all of the functions of New University, the members of which will be appointed by Purdue. Upon approval by its accreditor, New University will have its own institutional accreditation and maintain its own faculty and administrative operations.

In addition, as part of the transfer of KU’s academic institution, students, academic personnel, faculty and operations, and property leases for KU’s campuses and learning centers, KU also will transfer Kaplan-owned academic curriculum and content related to KU courses (collectively and including such specific assets as described in the Transfer Agreement, the “Institutional Assets”). The transfer does not include any of the assets of KU-PACE, which provides professional training and exam preparation for professional certifications and licensures, nor does it include the transfer of other Kaplan businesses such as Kaplan Test Preparation and Kaplan International.

Kaplan will receive nominal cash consideration upon transfer of KU’s Institutional Assets. In exchange for KU’s Institutional Assets, upon closing of the transactions contemplated by the Transfer Agreement, the parties will enter into the TOSA. Under the TOSA, Kaplan will provide operations support activities to New University including, but not limited to, technology support, help-desk functions, human resources support for transferred faculty and employees, admissions support, financial aid administration, marketing and advertising, back-office business functions, international student recruiting and certain test preparation services.

Pursuant to the TOSA, Kaplan is not entitled to receive any reimbursement of costs incurred in providing support functions, or any fee, unless and until New University has first covered all of its operating costs.  In addition, during each of New University’s first five years, prior to any payment to Kaplan, New University is entitled to a priority payment of $10 million per year beyond costs, which will be paid out of New University’s revenue.  To the extent New University’s revenue is insufficient to pay the $10 million per year priority payment, Kaplan is required to advance an amount to New University to cover such insufficiency. In addition, if New University achieves cost savings in its budgeted operating costs, then New University may be entitled to a payment equal to 20 percent of such savings (the “Efficiency Payment”). To the extent that there are sufficient revenues to pay the Efficiency Payment, pay the priority payment and to reimburse New University for its direct expenses, Kaplan will receive reimbursement for Kaplan’s costs of providing the support activities in addition to a fee equal to 12.5 percent of New University’s revenue.

The TOSA has a 30-year initial term, which will automatically renew for five-year periods unless terminated. After the sixth year, New University has the right to terminate the agreement upon payment of a termination fee equal to 1.25 times New University’s revenue for the preceding 12-month period (the “Buy-out Fee”), which payment would be made pursuant to a 10-year note, and at New University’s election, it may receive for no additional consideration certain assets used by Kaplan to provide the support activities pursuant to the TOSA.  At the end of the 30-year term, if New University does not renew the TOSA, New University would be obligated to make a final payment of six times the fees paid or payable during the preceding 12-month period, which payment would be made pursuant to a 10-year note, and at New University’s election, it may receive for no additional consideration certain assets used by Kaplan to provide the support activities pursuant to the TOSA.

Either party may terminate the TOSA at any time if New University generates (i) $25 million in cash operating losses for three consecutive years or (ii) aggregate cash operating losses greater than $75 million at any point during the initial term.  Operating loss is defined as the amount of revenue New University generates minus the sum of (1) New University’s and Kaplan’s respective costs in performing academic and support functions and (2) the $10 million priority payment to New University in each of the first five years. Upon termination for any reason, New University would retain the assets that Kaplan contributed pursuant to the Transfer Agreement.  Each party also has certain termination rights in connection with a material default or material breach of the TOSA by the other party.

Kaplan, on the one hand, and Purdue, on the other hand, will indemnify each other for damages arising from the indemnifying party’s breaches of its representations and warranties and covenants under the Transfer Agreement as well as for damages arising from certain specified liabilities, subject to certain limitations set forth in the Transfer Agreement.

Consummation of the transactions contemplated by the Transfer Agreement, if entered into, would be subject to various closing conditions, including, among others, regulatory approvals from the U.S. Department of Education, the Indiana Commission for Higher Education and HLC, which is the regional accreditor of both Purdue and Kaplan University, and certain other state educational agencies and accreditors of programs.  Kaplan is unable to predict with certainty when and if such approvals will be obtained; however, it expects that all approvals will not be received until the fourth quarter of 2017.  If the transaction is not consummated by April 30, 2018, either party may terminate the Transfer Agreement.

There can be no assurances that the Transfer Agreement will be entered into at all or on the terms described above.  The description set forth above is qualified in its entirety by the full terms and conditions of the Transfer Agreement, if and when executed and filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Holdings Company (Registrant)

Date: April 27, 2017	By:	/s/ Wallace R. Cooney
Name: Wallace R. Cooney
Title: Senior Vice President-Finance
(Principal Financial Officer)